Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 18, 2004

FOR IMMEDIATE RELEASE

For more information, contact:
M.O. Lawrence, III
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION NET INCOME INCREASES 23%

BILOXI, MS (OCTOBER 13, 2004)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income for the nine months ended September 30, 2004, totaled $4,484,000, an increase of 23% over the same period in 2003.

Earnings per share for the nine-month period were $.81, compared to $.65 for the first nine months of 2003. Earnings per share are based on weighted average shares outstanding of 5,556,530 and 5,564,641 at September 30, 2004 and 2003, respectively.

Net income for the third quarter of 2004 was 5.6% lower than the same period the previous year. The reduction in net income was largely attributed to the loss of ATM fees in certain Mississippi Gulf Coast casinos, according to Chevis C. Swetman, chairman and chief executive officer of Peoples Financial Corporation.

“While we regret the short-term loss of this revenue, we continue to be encouraged by the growth in the important long-term results of our operations,” said Swetman. “So far this year, our loan volume grew 13% over 2003, our total deposits are up 8% and return on shareholder equity has increased 1.14%,” he noted.

Swetman pointed out that loan volume for the bank has increased 11 of the last 13 months, as the Mississippi Gulf Coast experiences renewed activity in casino and condominium construction.

Founded in 1896, with $617 million in assets as of September 30, 2004, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

2-YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)	2004	2003	Change
Nine Months Ended September 30,
Net Income	$4,484	$3,636	23%
Net Income Per Share	0.81	0.65	25%

Financial Condition September 30,	2004	2003	Change
Total Assets	$617,465	$579,022	7%
Loans — Net of Unearned Discounts	323,722	286,269	13%
Investment Securities	215,673	233,162	-8%
Total Deposits	418,006	386,847	8%
Shareholders’ Equity	86,745	83,066	4%
Book Value Per Share	15.61	14.94	4%
Selected Ratios
Return on average shareholders’ equity	7.02%	5.88%
Return on average total assets	0.99%	0.85%
Primary capital to average assets	15.48%	15.67%
Allowance for loan losses as a % of loans, net of unearned discount	2.04%	2.24%

(1) Based on weighted average shares outstanding of 5,556,530 and 5,564,641 at September 30, 2004 and 2003, respectively.